Exhibit 21.1

Principal Subsidiaries of Universal Logistics Holdings, Inc.

Name of Subsidiary	Jurisdiction of Incorporation/ Organization
Apa Holdings, LLC	Illinois
Aquarius Financial, Inc.	California
Cavalry Logistics, LLC	Tennessee
Cavalry Logistics International, Inc.	Illinois
Cavalry Logistics International of Canada, Inc.	Canada
Deco Logistics, Inc. dba Container Connection	California
Diversified Contract Services, Inc.	Michigan
Fore Transportation, Inc.	Illinois
Fore Transport, Inc.	Illinois
LGSI Equipment of Indiana, LLC	Indiana
Linc Logistics, LLC	Michigan
Logistics Insight Corp.	Michigan
Logistics Insight Corporation, S. de R.L. de C.V.	Mexico
Logistics Insight GmbH	Germany
Mason Dixon Intermodal, Inc. dba Universal Intermodal Services, Inc.	Michigan
Oaktree Logistics, Inc.	California
Southern Counties Express, Inc.	California
Specialized Rail Service, Inc.	Nevada
ULINC Staffing de Mexico, S. de R.L. de C.V.	Mexico
Universal Dedicated of Arlington, TX, LLC	Michigan
Universal Dedicated of Detroit, MI, LLC	Michigan
Universal Dedicated of Fort Wayne, IN, LLC	Michigan
Universal Dedicated of Nebraska & Wisconsin, LLC	Michigan
Universal Dedicated of Romulus, MI, LLC	Michigan
Universal Dedicated of Smyrna, TN, LLC	Michigan
Universal Logistics Solutions of Canada, Ltd.	Canada
Universal On-Demand, Inc.	Michigan
Universal Management Services, Inc.	Michigan
Universal Specialized, Inc.	Michigan
Universal Truckload, Inc.	Delaware
UT Rent A Car, Inc.	Michigan
UTS Realty, LLC	Michigan
UTSI Finance, Inc.	Michigan
Westport Axle Co., LLC	Kentucky
Westport Machining, LLC	Michigan

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